Exhibit 1

NOTICE TO SHAREHOLDERS RESIDENT IN THE UNITED STATES:

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Translation of Japanese original

January 20, 2011

To whom it may concern:

Company name: KONAMI CORPORATION

Name of Representative: Kagemasa Kozuki, Representative Director and Chairman of the Board, President

(Code: 9766 the first section of Tokyo Stock Exchange, New York Stock Exchange, London Stock Exchange)

Contact: Yasuyuki Yamaji, General Manager of President Office Corporate Development Group

(TEL. +81 3-5770-0075)

KONAMI CORPORATION Announces that It will Make DIGITAL GOLF Inc.

Its Wholly Owned Subsidiary through Share Exchange

We hereby announce that KONAMI CORPORATION (“KONAMI”) and DIGITAL GOLF Inc. (“DIGITAL GOLF”) resolved, at their respective board of directors meetings held on January 20, 2011, to implement a share exchange (the “Share Exchange”) pursuant to a share exchange agreement entered into by KONAMI and DIGITAL GOLF today (the “Share Exchange Agreement”), under which KONAMI will become the wholly owning parent company of DIGITAL GOLF and DIGITAL GOLF will become a wholly owned subsidiary of KONAMI.

The Share Exchange is scheduled to become effective as of March 1, 2011, subject to the approval of the Share Exchange Agreement by a resolution at the extraordinary general shareholders’ meeting of DIGITAL GOLF scheduled to be held on February 7, 2011. Pursuant to the provision of Paragraph 3 of Article 796 of the Japanese Corporate Law, the Share Exchange is scheduled to be implemented as a short-form share exchange for which the approval at a general meeting of KONAMI shareholders is not required.

1. Purpose of the Share Exchange

KONAMI has been focusing on expanding its entertainment business through reinforcement of its management initiatives. Meanwhile although DIGITAL GOLF has been actively expanding high-quality 3D imaging golf course data, it has recently experienced a decline in performance, and the reinforcement of the financial strength and management base has become its urgent issue.

DIGITAL GOLF concluded that joining the KONAMI group would provide the most effective solution to stabilize their revenue and business base. KONAMI also strongly believes that it will drive further improvements to the group by leveraging the abundant digital data brought by DIGITAL GOLF.

2. Outline of Share Exchange

(1) Schedule for Share Exchange

January 20, 2011	Board of directors’ meeting approving the Share Exchange Agreement (both KONAMI and DIGITAL GOLF)

January 20, 2011	Execution of Share Exchange Agreement (both KONAMI and DIGITAL GOLF)

February 7, 2011 (Tentative)	Extraordinary shareholders’ meeting at which approval of Share Exchange Agreement is sought (DIGITAL GOLF)

March 1, 2011 (Tentative)	Scheduled date of Share Exchange (Effective Date)

(Note) Pursuant to the short-form share exchange procedures provided in Paragraph 3 of Article 796 of the Japanese Corporate Law, KONAMI intends to implement the Share Exchange without obtaining approval at a general shareholders’ meeting of KONAMI in connection with the Share Exchange Agreement. If any event should occur which materially affects the implementation of the Share Exchange in the future, the schedule, procedures, or terms thereof may be changed upon consultation and agreement by and between KONAMI and DIGITAL GOLF.

(2) Method of Share Exchange

KONAMI will become the wholly owning parent company of DIGITAL GOLF and DIGITAL GOLF will become a wholly owned subsidiary of KONAMI. Pursuant to the short-form share exchange procedures provided in Paragraph 3 of Article 796 of the Japanese Corporate Law, KONAMI intends to implement the Share Exchange without obtaining approval of a general shareholders’ meeting of KONAMI in connection with the Share Exchange Agreement. DIGITAL GOLF intends to implement the Share Exchange, which is to become effective as of March 1, 2011, upon obtaining the approval by resolution of the extraordinary general shareholders’ meeting of DIGITAL GOLF scheduled to be held on February 7, 2011.

(3) Contents of Allotment with Respect to Share Exchange

	KONAMI (Wholly owning parent company in Share Exchange)	DIGITAL GOLF (Wholly owned subsidiary in Share Exchange)
Allotment with respect to Share Exchange	1	15

Total number of shares to be delivered in the Share Exchange	Common Stock: 142,545 shares (Tentative)

(Note 1) Allotment ratio of shares

15 shares of common stock of KONAMI will be delivered by allotment for each one (1) share of common stock of DIGITAL GOLF. In addition, KONAMI does not hold any shares of DIGITAL GOLF prior to the Share Exchange. Furthermore, 7,447 thousand shares of treasury stock held by KONAMI will be used for allotment of shares through the Share Exchange. Moreover, the above has been calculated based on the number of the outstanding shares and the number of treasury stock as of January 1, 2011 of Konami and DIGITAL GOLF, respectively.

(Note 2) Number of KONAMI’s shares to be delivered in the Share Exchange

KONAMI will deliver 142,545 shares of common stock by allotment under the Share Exchange on the Effective Date and issue no new shares.

(4) Handling of share warrants and convertible bonds

Although DIGITAL GOLF issued share warrants and convertible bonds, those are planned to be retired with no compensation from the execution date of the Share Exchange Agreement to the scheduled date of the Share Exchange.

(5) Others

(i)	Cancellation of the Share Exchange etc.

From the execution date of the Share Exchange Agreement to the Effective Date, if a material change occurs to KONAMI’s or DIGITAL GOLF’s respective properties or financial health which may materially affect the implementation of the Share Exchange, whether as a result of an act of God or otherwise, KONAMI and DIGITAL GOLF may, upon consultation by and between KONAMI and DIGITAL GOLF, amend the terms of the Share Exchange or terminate the Share Exchange by terminating the Share Exchange Agreement.

Furthermore, the Share Exchange Agreement may also expire as follows

•

if the execution of allocation of new shares to a third party by Debt Equity Swap (“DES”) between DIGITAL GOLF and the DIGITAL GOLF’s representative director becomes difficult from the execution date of Share Exchange Agreement to the scheduled date of the extraordinary shareholders’ meeting at which approval of Share Exchange Agreement;

•

if the retirement with no compensation of the share warrants and convertible bonds does not get solved by the board of directors’ meetings or does not become effective the with no compensation of the share warrants and convertible bonds from the execution date of Share Exchange Agreement to the scheduled date of the Share Exchange.

other events occur to either of KONAMI or DIGITAL GOLF which affect the implementation of the Share Exchange, or if achievement of the purpose of the Share Exchange Agreement otherwise becomes difficult.

3. Calculation Basis etc. Concerning Allotment under the Share Exchange

(1) Calculation Basis

In order to ensure fairness and reasonableness of the share exchange rate for the Share Exchange, KONAMI analyzed the value of KONAMI’s common stock using the market price system and the volume weighted average prices, and DIGITAL GOLF analyzed the value of DIGITAL GOLF’s common stock using the cost approach in regard with the 3D imaging golf course data.

KONAMI and DIGITAL GOLF engaged in repeated negotiations and discussions based on such calculation result, and agreed to the Share Exchange at the share exchange rate as stated above.

(2) Calculation Background

The calculation of the share exchange rate for the Share Exchange is designed on the assumption that the impact of the Share Exchange on the earnings and financial positions of KONAMI and DIGITAL GOLF, respectively, are not expected to be material.

4. Company Profile of the Parties to the Share Exchange

	Wholly Owning Parent Company in Share Exchange (As of March 31, 2010)	Wholly Owned Subsidiary in Share Exchange (As of May 31, 2010)

(1) Corporate Name	KONAMI CORPORATION	DIGITAL GOLF Inc.

(2) Location	9-7-2, Akasaka, Minato-ku, Tokyo	2-10-16, Akasaka, Minato-ku, Tokyo

(3) Name and Title of Representative	Kagemasa Kozuki, Representative Director and Chairman of the Board, President	Toshiro Yokoyama, Representative Director, President

(4) Line of Business	Managerial strategy and business management of the KONAMI group, engaging in the entertainment, gaming and health & fitness lines of business	Distributing simulation golf service on its web site, original equipment manufacturing software and manufacturing and sales of simulation golf machines

(5) Capital	JPY47,399 million	JPY100 million

(6) Established on	March 19, 1973	January 23, 2003

(7) Total number of outstanding shares	143,500,000 shares	3,434 shares

(8) Fiscal Year End	End of March	End of May

(9) Employees	5,708 (As of March 31, 2010)	4 (As of May 31, 2010)

(10) Main Financing Bank	Sumitomo Mitsui Banking Corporation. The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Sumitomo Trust and Banking Co, Ltd. Mizuho Corporate Bank, Ltd.	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(11) Major Shareholders and Holding Ratio	• Kozuki foundation for Sports and Education 10.24%	• Transcosmos inc. 41.76%

	• Kozuki Holding 9.43%	• Toshiro Yokoyama 11.94%

	• The Master Trust Bank of Japan, Ltd. (Trustee Account) 7.47%	• Yasuhiro Fukushima 9.70%

	• Japan Trustee Services Bank, Ltd (Trustee Account) 7.47%	• Shuji Utsumi 7.57%

	• Kozuki Capital Corporation 4.90%	• Real One Investment in Anonymous Association 6.99%

	• Sumitomo Mitsui Banking Corporation 2.88%	• DKR Soundshore Oasis Holding Fund, Ltd. 5.82%

	• Trust & Custody Services Bank, Ltd. 2.64%	• Hiroshi Kobayashi 2.91%

	• JPMorgan Securities Japan Co., Ltd. 2.09%	• J Partners limited private company 2.33%

	• CBNY-UMB Fund 1.25%	• Tokyo Bay Service Co., Ltd 2.04%

• Mitsubisih UFJ Morgan Stanley Securities Co., Ltd. 1.06%

(12) Relationship between the Parties

Capital Relationship	There is no noteworthy capital relationship between KONAMI and DIGITAL GOLF. In addition, there is no noteworthy capital relationship between parties and companies related to KONAMI and parties and companies related to DIGITAL GOLF.

Personnel Relationship	There is no noteworthy personnel relationship between KONAMI and DIGITAL GOLF. In addition, there is no noteworthy personnel relationship between parties and companies related to KONAMI and parties and companies related to DIGITAL GOLF.

Transactional Relationship	There is no noteworthy transactional relationship between KONAMI and DIGITAL GOLF. In addition, there is no noteworthy transactional relationship between parties and companies related to KONAMI and parties and companies related to DIGITAL GOLF.

Situation regarding Related Parties	DIGITAL GOLF is not a related party of KONAMI. In addition, parties and companies related to DIGITAL GOLF are not related parties of KONAMI.

(13) Business Performance for the Last Three (3) Years

	KONAMI CORPORATION (Consolidated)			DIGITAL GOLF Inc. (Consolidated)
Fiscal Year Ended	March 2008	March 2009	March 2010	May 2008	May 2009	May 2010
Consolidated Net Assets	187,083	183,539	189,231	260	120	(56)
Consolidated Total Assets	319,248	301,670	298,198	624	509	352
Consolidated Equity per Share (yen)	1,330.88	1,338.46	1,382.16	—	—	—
Consolidated Net Assets per Share (yen)	—	—	—	75,713	34,945	(16,308)
Consolidated Sales	297,402	309,771	262,144	250	159	293
Consolidated Operating Income	33,839	27,361	18,664	(206)	(132)	(118)
Consolidated Ordinary Income	—	—	—	(212)	(136)	(119)
Consolidated Net Income	18,345	10,874	13,314	(88)	(139)	(177)
Consolidated Net Income (Loss) per Share (yen)	133.63	79.30	99.76	(25,626)	(40,478)	(51,543)
Dividend per Share (yen)	54.00	54.00	54.00	—	—	—

(millions of yen, unless otherwise specified)

(Note)	DIGITAL GOLF resolved, at their respective board of directors meetings held on January 20, 2011, to call the extraordinary general shareholders’ meeting (the “extraordinary general shareholders’ meeting”) scheduled to be held on January 31, 2011 where to be resolved the execution of allocation of new shares to Toshiro Yokoyama, DIGITAL GOLF’s representative director, president, as a third party by Debt Equity Swap (“DES”). The total number of outstanding shares shall be 9,503 shares based on the premise that the execution of the “DES” to be resolved as it planned at the “extraordinary general shareholders’ meeting” and the completion of the call-up to the “DES”. The call-up to the “DES” is scheduled to be completed by February 1, 2011 before the extraordinary general shareholders’ meeting relating to the “Share Exchange”.

5. KONAMI’ Profile upon Share Exchange

Wholly Owning Parent Company in Share Exchange

(1)Corporate Name	KONAMI CORPORATION

(2)Location of Head Office	9-7-2, Akasaka, Minato-ku, Tokyo

(3)Name and Title of Representative	Kagemasa Kozuki, Representative Director and Chairman of the Board, President

(4)Line of Business	Managerial strategy and business management of the KONAMI group, engaging in the entertainment, gaming and health & fitness lines of business

(5)Capital	JPY47,399 million

(6)Fiscal Year End	End of March

(7)Net Assets	Not fixed at the moment

(8)Total Assets	Not fixed at the moment

6. Forecasts

KONAMI becomes a wholly owning parent company of DIGITAL GOLF as a result of the Share Exchange, and the impact of the Share Exchange on the business performance of both KONAMI and DIGITAL GOLF is expected to be minor on both a consolidated and unconsolidated basis.

End

(Reference) Expected Consolidated Business Performance of KONAMI for the Current Fiscal Year and Consolidated Business Performance for the Previous Fiscal Year

	Consolidated Sales	Consolidated Operating Income	Consolidated Net Income
Expected Business Performance for the Year ending March 31, 2011	285,000	24,500	13,500

Business Performance for the Previous Year ended March 31, 2011	262,144	18,664	13,314

(millions of yen)

Cautionary Statement with Respect to Forward-Looking Statements:

Statements made in this document with respect to our current plans, estimates, strategies and beliefs, including the above forecasts, are forward-looking statements about our future performance. These statements are based on management’s assumptions and beliefs in light of information currently available to it and, therefore, you should not place undue reliance on them. A number of important factors could cause actual results to be materially different from and worse than those discussed in forward-looking statements. Such factors include, but are not limited to: (i) changes in economic conditions affecting our operations; (ii) fluctuations in currency exchange rates, particularly with respect to the value of the Japanese yen, the U.S. dollar and the Euro; (iii) our ability to continue to win acceptance of our products, which are offered in highly competitive markets characterized by the continuous introduction of new products, rapid developments in technology and subjective and changing consumer preferences; (iv) our ability to successfully expand internationally with a focus on our Digital Entertainment business and Gaming & System business; (v) our ability to successfully expand the scope of our business and broaden our customer base through our Health & Fitness business; (vi) regulatory developments and changes and our ability to respond and adapt to those changes; (vii) our expectations with regard to further acquisitions and the integration of any companies we may acquire; and (viii) the outcome of existing contingencies.